As filed with the Securities and Exchange Commission on April 15, 2019

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

GameStop Corp.

(Exact name of registrant as specified in its charter)

Delaware	20-2733559
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

625 Westport Parkway Grapevine, Texas	76051
(Address of Principal Executive Offices)	(Zip Code)

Inducement Award Agreement (2019 Annual Award)

Inducement Award Agreement (Make Whole Award)

(Full title of the plans)

Daniel J. Kaufman

Executive Vice President, Chief Legal and Administrative Officer,

and Corporate Secretary

625 Westport Parkway

Grapevine, Texas 76051

(Name and address of agent for service)

(814) 424-2000

(Telephone number, including area code, of agent for service)

with a copy to:

Michael H. Friedman, Esq.

Pepper Hamilton LLP

3000 Two Logan Square

Eighteenth and Arch Streets

Philadelphia, PA 19103-2799

(215) 981-4563

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act of 1933, as amended (the “Securities Act”).  ☐

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered[1]	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Class A Common Stock, $.001 par value per share	1,761,745 shares[1,2]	$9.08[3]	$15,996,644[3]	$1,938.80[3]
Total	1,761,745	—	$15,996,644	$1,938.80

(1)

Pursuant to Rule 416(a) under the Securities Act, this Registration Statement also covers such additional shares as may hereinafter be offered or issued to prevent dilution resulting from stock splits, stock dividends, recapitalizations or similar transactions.

(2)

Represents 1,761,745 shares issuable to Mr. George Sherman, including 587,248 shares potentially issuable in the future in the event of above-target performance, pursuant to the Inducement Award Agreements (as defined below) awarded as a material inducement to employment as GameStop Corp.’s Chief Executive Officer.

(3)

Calculated solely for purposes of this offering under Rule 457(h) of the Securities Act. The price of $9.08 per share represents the average of the high and low price per share of Class A Common Stock of GameStop Corp., as reported on the New York Stock Exchange on April 15, 2019.

Explanatory Note

On April 15, 2019, GameStop Corp., a Delaware corporation (the “Registrant”), granted to Mr. Sherman 671,141 shares of restricted stock under the Make Whole Inducement Award Agreement and 503,356 shares of restricted stock under the 2019 Annual Award Inducement Award (together with the Make Whole Inducement Award Agreement, the “Inducement Award Agreements”). Each award consists of 50% time-vested restricted stock and 50% performance-based restricted stock. The 587,248 shares of performance-based restricted stock granted to Mr. Sherman represent the number of shares that would be earned at target levels of performance (the “Target Shares”). The actual number of shares of performance-based restricted stock that may be earned under these awards will vary between 0 to 200% of the Target Shares, with any above-target shares being issued at the time performance is actually determined. The Inducement Award Agreements were granted outside of the terms of the Registrant’s stockholder-approved equity plan as an “employment inducement grant” under New York Stock Exchange Listing Rule 303A.08.

Part I — Information Required in the Section 10(a) Prospectus

Items 1 and 2.	General Plan Information; Registrant Information and Employee Plan Annual Information.

All information required by Part I to be contained in the prospectus relating to the Inducement Award Agreements is omitted from this Registration Statement in accordance with Rule 428 under the Securities Act.

Part II — Information Required in the Registration Statement

Item 3.	Incorporation of Documents by Reference.

The following documents filed with the Securities and Exchange Commission (the “Commission”) by the Registrant, are incorporated herein by reference:

1. Annual Report on Form 10-K for the fiscal year ended February 2, 2019, filed on April 2, 2019.

2. Description of the Registrant’s Class A Common Stock, par value $.001 per share, contained in Item I of the Registrant’s Registration Statement on Form 8-A, filed with the Commission on October 3, 2005.

All documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the date of filing of such documents; provided, however, that documents or information deemed to have been furnished and not filed in accordance with Commission rules shall not be deemed incorporated by reference into this Registration Statement. Any statement contained herein or in a document, all or a portion of which is incorporated or deemed to be incorporated by reference herein, shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or amended, to constitute a part of this Registration Statement.

Item 4.	Description of Securities.

Not Applicable.

Item 5.	Interest of Named Experts and Counsel.

Not Applicable.

Item 6.	Indemnification of Directors and Officers.

Section 145 of the Delaware General Corporation Law (the “DGCL”) and Article X of the Registrant’s Fifth Amended and Restated By-laws (the “By-laws”) provide for the indemnification of the Registrant’s directors and officers in a variety of circumstances, which may include liabilities under the Securities Act.

Section 145 of the DGCL also provides that the indemnification and advancement of expenses provided by, or granted pursuant to, Section 145 shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any by-law, vote of stockholders or disinterested directors or otherwise, both as to action in such person’s official capacity and as to action in another capacity while holding such office.

Section 145 of the DGCL also provides that a corporation has the power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against any liability asserted against such person and incurred by such person in any such capacity, or arising out of such person’s status as such, whether or not the corporation would have the power to indemnify such person against such liability under this Section 145.

Article X of the Registrant’s By-laws generally requires the Registrant to indemnify its directors and officers against all liabilities (including judgments, settlements, fines and penalties) and reasonable expenses incurred in connection with the investigation, defense, settlement or appeal of any type of action, whether instituted by a third party or a stockholder (either directly or derivatively) and including specifically, but without limitation, actions brought under the Securities Act and/or the Exchange Act.

In addition, the Registrant’s Third Amended and Restated Certificate of Incorporation (the “Certificate of Incorporation”) contains a provision which eliminates the personal liability of a director to the Registrant and its stockholders for certain breaches of his or her fiduciary duty of care as a director. This provision does not, however, eliminate or limit the personal liability of a director (i) for any breach of such director’s duty of loyalty to the Registrant or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under the Delaware statutory provision making directors personally liable, under a negligence standard, for unlawful dividends or unlawful stock repurchases or redemptions, or (iv) for any transaction from which the director derived an improper personal benefit. This provision offers persons who serve on the Board of Directors of the Registrant protection against awards of monetary damages resulting from breaches of their duty of care (except as indicated above), including grossly negligent business decisions made in connection with takeover proposals for the Registrant. As a result of this provision, the ability of the Registrant or a stockholder thereof to successfully prosecute an action against a director for a breach of his or her duty of care has been limited. However, the provision does not affect the availability of equitable remedies such as an injunction or rescission based upon a director’s breach of his or her duty of care. The Commission has taken the position that the provision will have no effect on claims arising under the federal securities laws.

The above discussion of the DGCL, the Certificate of Incorporation and the By-laws is not intended to be exhaustive and is qualified in its entirety by such statutes, Certificate of Incorporation and By-laws, as applicable.

Item 7.	Exemption from Registration Claimed.

Not applicable.

Item 8.	Exhibits.

Exhibit Number	Description

5.1	Opinion of Pepper Hamilton LLP.

10.1	Form of Inducement Award Agreement (2019 Annual Award), effective as of April 15, 2019, by and between the Registrant and George Sherman.

10.2	Form of Inducement Award Agreement (Make Whole Award), effective as of April 15, 2019, by and between the Registrant and George Sherman.

23.1	Consent of Deloitte & Touche LLP.

23.2	Consent of Pepper Hamilton LLP (included as part of Exhibit 5.1).

24.1	Power of Attorney (included on signature page of this Registration Statement).

Item 9.	Undertakings.

1. The undersigned Registrant hereby undertakes:

(a) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)

To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment hereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)

To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

provided, however, that paragraphs (1)(a)(i) and (1)(a)(ii) will not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(b) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

2. The undersigned Registrant hereby further undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions described under Item 6 above, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Grapevine, State of Texas, on the 15th day of April, 2019.

GAMESTOP CORP.

By:	/s/ DANIEL J. KAUFMAN
Daniel J. Kaufman
Executive Vice President, Chief Legal and Administrative Officer, and Corporate Secretary

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Daniel A. DeMatteo, Robert A. Lloyd and Daniel J. Kaufman and each of them, such person’s true and lawful attorney-in-fact and agent, with full powers of substitution and resubstitution, for such person and in his or her name, place and stead, in any and all capacities, to sign any and all amendments to this registration statement (including any post-effective amendments thereto), and to file the same, with all exhibits thereto, and other documents in connection therewith with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and to perform each and every act and thing requisite and necessary to be done in and about the premises, as fully and to all intents and purposes as he or she might or would do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or their substitutes may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this registration statement has been signed by the following persons in the capacities and on the date indicated below.

Signature	Title	Date

/s/ SHANE S. KIM Shane S. Kim	Interim Chief Executive Officer and Director (Principal Executive Officer)	April 15, 2019

/s/ DANIEL A. DEMATTEO Daniel A. DeMatteo	Executive Chairman and Director	April 15, 2019

/s/ ROBERT A. LLOYD Robert A. Lloyd	Chief Operating Officer and Chief Financial Officer (Principal Financial Officer)	April 15, 2019

Signature	Title	Date

/s/ DANIEL J. KAUFMAN Daniel J. Kaufman	Executive Vice President, Chief Legal and Administrative Officer, and Corporate Secretary	April 15, 2019

/s/ JEROME L. DAVIS Jerome L. Davis	Director	April 15, 2019

/s/ THOMAS N. KELLY JR. Thomas N. Kelly Jr.	Director	April 15, 2019

/s/ STEVEN R. KOONIN Steven R. Koonin	Director	April 15, 2019

/s/ CARRIE W. TEFFNER Carrie W. Teffner	Director	April 15, 2019

/s/ GERALD R. SZCZEPANSKI Gerald R. Szczepanski	Director	April 15, 2019

/s/ KATHY P. VRABECK Kathy P. Vrabeck	Director	April 15, 2019

/s/ LAWRENCE S. ZILAVY Lawrence S. Zilavy	Director	April 15, 2019